Filed pursuant to Rule 424(b)(3)

Registration No. 333-248561

PROSPECTUS SUPPLEMENT NO. 1

17,130 Common Shares

Issuable upon Exercise of Warrants

Aeterna Zentaris Inc.

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) updates, amends and supplements our Prospectus dated June 4, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-248561). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement incorporates into the Prospectus the information contained in the news release dated June 3, 2024.

This Prospectus Supplement is not complete without the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus.

The common shares of Aeterna Zentaris Inc., no par value per share (“Common Shares”), are listed on the NASDAQ Capital Market (“NASDAQ”) and on the Toronto Stock Exchange (“TSX”) under the symbol “AEZS”. On May 7, 2024, the last reported sales price of our of our Common Shares on NASDAQ was $7.34 per share and on TSX was C$10.08 per share.

Investing in our securities involves a high degree of risk. Before making any decision to invest in our securities, you should carefully consider the information disclosed under “Risk Factors” beginning on page 12 of the Prospectus, as well as those risk factors contained or incorporated by reference into the Prospectus.

The securities offered by the Prospectus have not been qualified in Canada and may not be offered or sold in Canada except pursuant to a Canadian prospectus or an exemption from the prospectus requirements under applicable Canadian securities laws. The Company has not filed and does not intend to file a Canadian prospectus in connection with the securities offered by this Prospectus.

The date of this Prospectus Supplement is June 10, 2024

Aeterna Zentaris and Ceapro Complete Merger Transaction

TORONTO and EDMONTON, June 3, 2024 – Aeterna Zentaris Inc. (NASDAQ: AEZS) (TSX: AEZS) (“Aeterna” or the “Company”) and Ceapro Inc. (TSX-V: CZO) (OTCQX: CRPOF) (“Ceapro”), two innovative biopharmaceutical development companies, are pleased to announce the successful completion and closing of their all-stock merger of equals transaction (the “Transaction”), which was previously announced by Aeterna and Ceapro in their joint press release of December 14, 2023.

“This is an important day for shareholders of both companies as Aeterna and Ceapro have now officially come together to create a diversified business that is expected to create value for many years to come,” said Ronald W. Miller, Chair of the Company. “With the successful completion of this merger, we are now optimized to bring value-driving, transformational products to the market.”

Gilles Gagnon, Chief Executive Officer of the Company, said: “with the shared benefits, additional competencies and resources resulting from this merger, we are now poised to push forward exciting development programs in selected areas while continuing to grow our revenue generating base business and constantly looking for strategic growth opportunities”.

“We would like to thank Aeterna shareholders for their support for this transaction,” said Carolyn Egbert, former Chair of the Company. “We also look forward to working with the Ceapro team to build a long-term, sustainable business”.

●	Greater potential for stable cash flow to support R&D of potentially higher return pharmaceutical products. The Company currently generates revenues from two main active ingredients, oat beta glucan and avenanthramides, extracted and purified using its proprietary technology. Cash from these products is planned to be used along with the Company’s revenue from the commercialization or licensing of its macimorelin product to support the development of exciting, high potential-return products, ideally creating growing and sustainable revenue for the Company and investors.

●	Greater diversification of commercial and development product pipeline lowers risk. The Company is expected to benefit from an extensive and diversified pipeline of innovative products in development, including quicker-to-market biotechnology products and exciting potentially higher return, but longer-horizon, products. With this pipeline rejuvenation, the Company is anticipated to boast:

●	more products in the pipeline that are closer to potential commercialization;
●	an enhanced ability to strategically focus financial and company resources in a manner that provides the most value to the company and shareholders; and
●	a more compelling value proposition and lower risk profile.

●	Expanded pharmaceutical research and development capabilities. The Company’s talented team brings deep expertise and knowledge that are expected to play a key role in advancing the Company and its development pipeline. The Company has the infrastructure to support development activities and potentially offer improved efficiencies, in addition to cost savings. It now also has an expanded development pipeline of products which its leadership is committed to prioritizing as they evaluate what will provide the best overall potential for the Company, shareholders, and consumers.

●	Compelling North American + European combination. The Company now has an operational presence in North America and Europe. While the Company expects to continue to maintain some presence in Europe, its leadership believes that it needs to re-focus operations within the North American biotechnology market, to provide optimal exposure to potential new investors, business development opportunities and talent.

●	Expertise and efficiencies. The Company can now leverage the combined experience and expertise of its predecessor companies, including navigating the conduct of human clinical trials and the crucial regulatory approval process required to bring pharmaceutical products to market. The Company plans to leverage this expertise with the higher value pharmaceutical opportunities being advanced for its active ingredients and technologies.

Following the closing of the Transaction, Aeterna’s board of directors now consists of eight directors: Ronald W. Miller (Chair), Carolyn Egbert, Gilles Gagnon, Ulrich Kosciessa, Geneviève Foster, William Li, Dennis Turpin and Peter Edwards. The executive leadership team now consists of Gilles Gagnon, President and Chief Executive Officer, and Giuliano La Fratta, Senior Vice President and Chief Financial Officer.

A new name for the combined company is expected to be announced in the coming weeks and will be put forward for shareholder approval at the upcoming annual meeting of shareholders, details of which are expected to be announced shortly.

Full details of the Transaction and certain other matters are set out in the respective information circulars filed by Aeterna and Ceapro which are available under each company’s profile on SEDAR+ at www.sedarplus.ca or, as regards Aeterna, its reports on Form 6-K and other filings on EDGAR at www.sec.gov.

Aeterna is an “Eligible Interlisted Issuer” as such term is defined in the TSX Company Manual. As an Eligible Interlisted Issuer, the Company has relied on an exemption pursuant to Section 602.1 of the TSX Company Manual, the effect of which is that the Company was not required to comply with certain requirements relating to the issuance of securities in connection with the Transaction.

Information for Ceapro Shareholders

The shares of Ceapro are expected to be delisted from the TSX Venture Exchange within five business days. Ceapro is also in the process of applying to cease to be a reporting issuer under applicable Canadian securities laws.

Pursuant to the Transaction, former Ceapro shareholders are entitled to receive 0.02360 of an Aeterna Zentaris share for each Ceapro share held. In order to receive Aeterna Zentaris shares in exchange for Ceapro shares, Ceapro registered shareholders must complete, sign, date and return (together with the certificate or DRS statement representing their shares) the letter of transmittal that was mailed to them prior to closing of the Transaction. The letter of transmittal is also available under Ceapro’s profile on SEDAR+ at www.sedarplus.ca and by contacting Computershare Investor Services Inc., the depositary, by telephone at 1-514-982-7555 or toll-free in North America at 1-800-564-6253 or by email at corporateactions@computershare.com.

For those shareholders of Ceapro whose shares are registered in the name of a broker, investment dealer, bank, trust company or other intermediary or nominee, they should contact such intermediary or nominee for assistance in depositing their Ceapro shares and should follow the instructions of such intermediary or nominee.

About Aeterna Zentaris Inc.

Aeterna is a specialty biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of pharmaceutical and diagnostic products, including those focused on areas of significant unmet medical need. One of Aeterna’s lead products is macimorelin (Macrilen; Ghryvelin), the first and only U.S. FDA and European Commission approved oral test indicated for the diagnosis of adult growth hormone deficiency (AGHD). Aeterna is also engaged in the development of therapeutic assets and proprietary extraction technology, which is applied to the production of active ingredients from renewable plant resources currently used in cosmeceutical products (i.e., oat beta glucan and avenanthramides which are found in leading skincare product brands like Aveeno and Burt’s Bees formulations) and being developed as potential nutraceuticals and/or pharmaceuticals.

The company is listed on the NASDAQ Capital Market and the Toronto Stock Exchange, and trades on both exchanges under the ticker symbol “AEZS”. For more information, please visit Aeterna’s website at www.zentaris.com.

Forward-Looking Statements

The information in this news release has been prepared as of June 3, 2024. Certain statements in this news release, referred to herein as “forward-looking statements”, constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended, and “forward-looking information” under the provisions of Canadian securities laws. All statements, other than statements of historical fact, that address circumstances, events, activities, or developments that could or may or will occur are forward-looking statements. When used in this news release, words such as “anticipate”, “assume”, “believe”, “could”, “expect”, “forecast”, “future”, “goal”, “guidance”, “intend”, “likely”, “may”, “would” or the negative or comparable terminology as well as terms usually used in the future and the conditional are generally intended to identify forward-looking statements, although not all forward-looking statements include such words. Forward-looking statements in this news release include, but are not limited to, statements relating to: the future business and operations of the combined Company, including cash flow, research and development, and costs.

Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by the Company as of the date of such statements, are inherently subject to significant business, economic, operational and other risks, uncertainties, contingencies and other factors, including those described below, which could cause actual results, performance or achievements of the combined Company to be materially different from results, performance or achievements expressed or implied by such forward-looking statements and, as such, undue reliance must not be placed on them.

Forward-looking statements involve known and unknown risks and uncertainties which include, among others: the combined Company’s present and future business strategies; operations and performance within expected ranges; anticipated future cash flows; local and global economic conditions and the environment in which the combined Company operates; anticipated capital and operating costs; uncertainty in product development and related clinical trials and validation studies, including our reliance on the success of the pediatric clinical trial in the European Union and U.S. for Macrilen™ (macimorelin); the commencement of the DETECT-trial may be delayed or we may not obtain regulatory approval to initiate that study; we may be unable to enroll the expected number of subjects in the DETECT-trial and the result of the DETECT-trial may not support receipt of regulatory approval in child-onset growth hormone deficiency; results from ongoing or planned pre-clinical studies of macimorelin by the University of Queensland or for our other products under development may not be successful or may not support advancing the product to human clinical trials; our ability to raise capital and obtain financing to continue our currently planned operations; our now heavy dependence on the success of Macrilen™ (macimorelin) and related out-licensing arrangements and the continued availability of funds and resources to successfully commercialize the product; the ability to secure strategic partners for late stage development, marketing, and distribution of our products, including our ability to enter into a new license agreement or similar arrangement following the termination of the license agreement with Novo Nordisk AG; our ability to enter into out-licensing, development, manufacturing, marketing and distribution agreements with other pharmaceutical companies and keep such agreements in effect; our ability to protect and enforce our patent portfolio and intellectual property; and our ability to continue to list our common shares on the NASDAQ Capital Market.

Investors should consult our quarterly and annual filings with the Canadian and U.S. securities commissions for additional information on risks and uncertainties, including those discussed in our Annual Report on Form 20-F and MD&A filed under the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. We disclaim any obligation to update any such risks or uncertainties or to publicly announce any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, unless required to do so by a governmental authority or applicable law.

No securities regulatory authority has either approved or disapproved of the contents of this news release. The Toronto Stock Exchange accepts no responsibility for the adequacy or accuracy of this news release.

For Further Information

Aeterna Investor Contact:

Aeterna, Investor Relations

AZinfo@aezsinc.com

+1 843-900-3223

Aeterna Media Contact:

Joel Shaffer

FGS Longview

joel.shaffer@fgslongview.com

416-670-6468